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                                                          Note No.__________


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER SUCH SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT THE SALE OR TRANSFER IS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

                     ANCHOR PACIFIC UNDERWRITERS, INC.

                        10% Subordinated Bridge Note,
              (and Warrant to Purchase Shares of Common Stock)


$                                                     Concord, California
                                                      _____________, 1996


    ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to ________________________ or such other person in whose name this Note is registered on the Note Register (as that term is defined below) (the "Holder"), the principal amount of _________ Thousand Dollars ($_________), with simple interest on the unpaid balance of such principal amount at the rate of ten percent (10%) per annum from the date of this Note. Interest on the outstanding principal balance shall be due and payable to the Holder on the Maturity Date as that term is defined below. Each Note delivered upon registration of transfer or in exchange for or in lieu of this Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by this Note.

    The full principal amount of this Note, plus interest, will be due and payable on _____________, 1997 (the "Maturity Date"). Payment of interest and principal shall be made in lawful money of the United States of America by wire transfer to an account designated by the Holder appearing on the Note Register.

    This Note is a duly authorized Note of the Company, limited to the aggregate principal amount of $_________.

    1.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

         1.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

         1.2 VALID ISSUANCE OF NOTES AND SHARES. The Note, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and based in part upon the representations of the Holder contained in the Subscription Agreement pursuant to which this Note is being issued, will be issued in compliance with all applicable federal and state securities laws. The shares of the Company's Common Stock, $.02 par value per share, issuable upon exercise of the Warrant (the "Shares") have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Note, shall be duly and validly issued, fully paid and nonassessable.

         1.3 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of or default under any provisions of its Certificate of Incorporation or Bylaws as amended and in effect on and as of the date of this Note or of any material provision of any instrument or contract to which it is a party or by which it is bound or, to its knowledge, of any material provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company. The execution, delivery and issuance of this Note will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any such provision, instrument or contract or an event which

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results in the creation of any lien, charge or encumbrance upon any assets of the Company.

    2.   SUBORDINATION.

         2.1 SUBORDINATION. The indebtedness evidenced by this Note is subordinate and junior in right of payment to all Senior Debt (as such term is defined below) to the extent provided herein, and the Holder, by such Holder's acceptance hereof, agrees to the subordination herein provided and shall be bound by the provisions hereof. Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Debt or extension or renewal of the Senior Debt. The Note shall rank PARI PASSU in right of payment with the 10% Convertible Subordinated Debentures and the 10% Convertible Subordinated Debentures, Series A issued by the Company in 1995.

         2.2 SENIOR DEBT DEFINED. As used herein, the term "Senior Debt" shall mean the following whether now outstanding or subsequently incurred, assumed or created: (a) all indebtedness (whether or not secured) of the Company or its subsidiaries to banks, insurance companies or other financial institutions regularly engaged in the business of lending money; (b) such other indebtedness of the Company or its subsidiaries to the extent that the instrument creating or evidencing such indebtedness provides that it shall constitute Senior Debt; (c) any indebtedness issued in exchange for such Senior Debt, or any indebtedness arising from the satisfaction of such Senior Debt by a guarantor; and (d) any deferrals, renewals, or extensions of any such Senior Debt.

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         2.3  DEFAULT ON SENIOR DEBT.  If the Company shall default in the payment of any principal of or interest on any Senior Debt when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of Senior Debt or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on this Note, or in respect of any redemption, repayment, retirement, purchase or other acquisition of this Note.

         2.4  PRIOR PAYMENT OF SENIOR DEBT.

              (a) In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company; (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (iii) any assignment by the Company for the benefit of creditors; or (iv) any other marshaling of the assets of the Company, all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any Holder on account of the principal or interest on this Note. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by this Note, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of

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    Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt, the Holder of this Note, together with the holders of any obligations of the Company ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of and interest on this Note and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Note and such other obligations.

              (b) In the event that, notwithstanding the foregoing, any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by this Note, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any Holder in contravention of any of the terms hereof, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of any such Holder to endorse or assign any such payment, distribution or security, each holder of Senior Debt is hereby irrevocably authorized to endorse or assign the same.

         2.5 NO IMPAIRMENT OF RIGHTS. Nothing contained herein shall impair, as between the Company and the Holder, the

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obligation of the Company to pay such Holder the principal of and interest on this Note or prevent such Holder from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon an Event of Default (as defined below) hereunder, all subject to the rights of the holders of the Senior Debt to receive cash, securities or other property otherwise payable or deliverable to the Holder of this Note.

         2.6 SUBROGATION. Upon the payment in full of all Senior Debt, the Holders of the Notes, together with all other subordinated debt of the Company ranking on a parity therewith, shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by the Holders thereof, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Debt, shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and such Holders on the other hand, be deemed to be a payment by the Company on account of Senior Debt and not on account of the Notes.

         2.7 NO IMPAIRMENT OF SECURITY INTEREST. The provisions of this Note shall not impair any rights, remedies or powers of any secured creditor of the Company in respect of any security interest. The securing of any obligations of the Company otherwise ranking on a parity with the Notes or ranking junior to such Notes shall not be deemed to prevent such obligations from constituting, respectively, obligations ranking on a parity with such Notes or ranking junior to such Notes.

         2.8 AMENDMENT OF SUBORDINATION PROVISIONS. No modification or amendment of the subordination provisions contained in Section 2 hereof in a manner adverse to the holders of Senior Debt may be made without the consent of all holders of Senior Debt.

         2.9 UNDERTAKING. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the

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lender of any Senior Debt in order to implement the foregoing provisions of
Section 2 hereof.

    3. NO RESTRICTIONS ON ISSUANCE OF ADDITIONAL DEBT. Nothing contained in this Note shall restrict the Company from creating, assuming or incurring any additional indebtedness, whether ranking junior to, on par with, or senior to, this Note, or require the Company to obtain the consent of the Holder with respect thereto.

    4.   DEFAULT.

         4.1 EVENT OF DEFAULT. Each of the following events shall be an Event of Default hereunder:

              (a) Default in the payment of any interest on this Note when due, continued for thirty (30) business days.

              (b)       Default in the payment of the principal on the Maturity
    Date.

              (c) Material default in the performance of any of the covenants or agreements of the Company contained in this Note continued for thirty (30) days after notice thereof (provided, however, that if the default cannot reasonably be corrected within such period, there shall be no event of default if corrective action is instituted promptly and is pursued diligently until the default is corrected).

              (d) If a petition in involuntary bankruptcy is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation under the law of any jurisdiction, whether now or hereafter in effect, and is not stayed or dismissed within thirty (30) days after such filing, or if the Company shall make an assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall seek or

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    consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or commence voluntary or involuntary dissolution proceedings.

              (e) Default under Senior Debt that gives the holder thereof the right to accelerate such Senior Debt, and such Senior Debt is in fact accelerated by such holder.

         4.2  REMEDIES ON DEFAULT, ETC.

              (a) If an Event of Default occurs and is continuing after the expiration of any applicable grace period, the Holder may declare the Note immediately due and payable.

              (b) In case of a default in the payment of any principal or interest due on this Note, the Company shall pay to the Holder thereof the amount owing together with: (i) simple interest on the amount owing at the rate per annum equal to the lower of (x) twelve percent (12%) or (y) the maximum rate permitted under applicable law on the amounts past due; and
    (ii) such additional amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

              (c) No right, power or remedy conferred by this Note upon any Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

    5.   NOTES.

         5.1 NOTE REGISTER. The Company shall cause to be kept at the principal office of the Company a register (the "Note Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration and the transfer of the Note subject to the provisions regarding transferability contained in this Note. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall execute and deliver, in the name

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of the designated transferee or transferees, one or more new Notes in minimum denominations of $20,000 and integral multiples of $10,000; or as otherwise agreed.

         5.2 TRANSFER OF NOTES. At the time the Note is presented or surrendered for registration of transfer it shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of the Notes.

         5.3  REPLACEMENT NOTE.

              (a) If the Note is mutilated and is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of the Note; and
    (ii) such security or indemnity as may be required by it to save the Company and any agent harmless, then, in the absence of notice to the Company that the Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding. In the event such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, retire such Note.

              (b) Upon the issuance of any new Note under this Section 5.3, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

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              (c)  Any new Note issued pursuant to this Section 5.3 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

              (d) The provisions of this Section 5.3 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

    6. LIMITATIONS ON DISPOSITION. The Holder understands that this Note, the Shares issuable upon exercise of the Warrant and any other securities issued under this Note are "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable restrictions such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act") only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 under the Act and the limitations imposed thereby and by the Act.

    The Holder further agrees not to make any disposition of all or any portion of this Note and the Shares issuable upon the exercise of the Warrant unless and until: (a) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or (b) the Holder shall have (i) notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition; and (ii) furnished the Company with an opinion of counsel, satisfactory to the Company, that such disposition will not require registration of the securities under the Act.

    The Holder understands that this Note, the Shares issuable upon the exercise of the Warrant may bear the following legend, together with any other legend required by law:

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    "The securities represented hereby have not been registered under the
    Securities Act of 1933, or any state securities laws. These securities may not be sold or transferred in the absence of an effective registration statement or qualification under such securities laws or an opinion of counsel, satisfactory to the Company, that the sale or transfer is pursuant to an exemption from the registration or qualification requirements of any applicable securities laws."

    7. LIMITATIONS ON DIVIDENDS AND DISTRIBUTIONS. So long as this Note is outstanding, the Company shall not declare, pay, make or set apart any sum for a dividend or other distribution (whether in cash or other property) with respect to any class of common stock of the Company (other than dividends or distributions payable in its common stock), or for the redemption, retirement, purchase or other acquisition for value of any share of any class of common stock of the Company or any warrants or rights to purchase any class of common stock of the Company.

    8. REDEMPTION. The Company shall have no right to redeem the Note prior to the Maturity Date. In the event that during the term of this Note the Company receives five million dollars ($5,000,000) or more through the sale of its capital stock the Holder shall have a one-time right, after giving ten (10) days' written notice, to require the Company to redeem all or a portion of the Note, with interest adjusted through the date of redemption.

    9.   MISCELLANEOUS.

         9.1 AMENDMENT. The provisions of this Note may be amended or modified only with the written consent of the Company and the Holder.

         9.2 ENTIRE AGREEMENT. This Note constitute the entire agreement among the parties with regard to the subject matter hereof, and supersedes and replaces any and all prior to contemporaneous agreements, written or oral. The terms and conditions of this Note shall inure to the benefit of, and be binding upon, the respective successors and assigns of the

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parties.  Nothing in this Note is intended to confer on any third party any rights, liabilities or obligations, except as specifically provided.

         9.3 HEADINGS. The titles and subtitles used in this Note are for convenience only and are not to be used in construing or interpreting this Note.

         9.4 SEC FILINGS. During the term of this Note the Company shall promptly forward to the Holder annual and periodic reports and proxy statements required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

         9.5 GOVERNING LAW. This Note shall be governed by the internal laws of the State of California as applicable to transactions performed in California between California residents.

         9.6 ATTORNEYS' FEES. The prevailing party in any action or proceeding between the parties arising out of or related to this Note shall be entitled to recover all reasonable expenses, including without limitation attorneys' fees and costs, incurred in connection with any such action or proceeding.

    IN WITNESS WHEREOF, the undersigned have executed this Note on the date first above written.

                               ANCHOR PACIFIC UNDERWRITERS, INC.


                               By:
                                   ------------------------------
                                   James R. Dunathan
                                   President

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